                                                                  EXHIBIT (d)(4)

                          TENDER AND VOTING AGREEMENT

     TENDER AND VOTING AGREEMENT, dated as of August 30, 2000 (the "Agreement"),
                                                                    ---------
by and among Electronics For Imaging, Inc., a Delaware corporation ("Parent"),
                                                                     ------
Vancouver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the stockholders of Splash Technology
                       ---------
Holdings, Inc., a Delaware corporation (the "Company"), whose names appear on
                                             -------
Schedule I hereto (collectively, the "Stockholders").
                                      ------------

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding shares of
                        -----
common stock, par value $.001 per share, of the Company (the "Company Common
                                                              --------------
Stock"), at a price per share equal to $10.00, net to seller in cash, and (ii)
-----
the subsequent merger of Purchaser with and into the Company (the "Merger");
                                                                   ------

     WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of shares of Company Common Stock set forth the opposite such Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");
               ------

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders enter into this Agreement; and

     WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Stockholders hereby agree as follows:

                                   ARTICLE 1

                         TRANSFER AND VOTING OF SHARES;
                    AND OTHER COVENANTS OF THE STOCKHOLDERS

     Section 1.1  Voting of Shares.  From the date hereof until the termination
                  ----------------
of this Agreement pursuant to Section 5.2 (the "Term") at any meeting of the
                              -----------
stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Stockholder shall vote its, his or her Shares
(i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of Purchaser's obligations under the Merger Agreement, or any of the conditions to Purchaser's obligation to purchase and pay for tendered shares pursuant to the Offer, not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

     Section 1.2  No Inconsistent Arrangements.  Except as contemplated by this
                  ----------------------------
Agreement and the Merger Agreement, each Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"),
                                                               ------------
on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

     Section 1.3  Proxy.  Each Stockholder hereby revokes any and all prior
                  -----
proxies or powers of attorney in respect of any of such Stockholder's Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as each Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of
 -----
the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under
                                                 -----------
the Company's restated certificate of incorporation or bylaws) and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the laws of the State of Delaware may permit or require as provided in Section 1.1. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND
   -----------
COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     Section 1.4  Waiver of Appraisal Rights. Each Stockholder hereby waives any
                  --------------------------
rights of appraisal or rights to dissent from the Merger.

     Section 1.5  Stop Transfer.  Each Stockholder shall not request that the
                  -------------
Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article 3).

     Section 1.6  Indemnification of Stockholders.  Parent will indemnify each
                  -------------------------------
Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of this Agreement or the performance by such Stockholder of its obligations hereunder and in the event of any such claim, action, suit, proceeding or investigation unless Parent shall have assumed the defense thereof as provided below, (i) Parent shall pay as incurred the reasonable fees and expenses of counsel selected by the Stockholder, which counsel shall be reasonably satisfactory to Parent, promptly as statements therefor are received, and (ii) Parent will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Parent shall not be obliged pursuant to this Section 1.6 to pay the fees and disbursements of more than one
                 -----------
counsel for all Stockholders in any single action except to the extent that, in the opinion of counsel for the Stockholders, two or more of such Stockholders have conflicting interests in the outcome of such action. In the event any person asserts a claim against a Stockholder for which such Stockholder intends to seek indemnification hereunder, such Stockholder shall give prompt notice to Parent, and shall permit Parent to assume the defense of any such claim or any litigation resulting therefrom with counsel selected by Parent, which counsel shall be Brobeck, Phleger & Harrison LLP (unless the stockholders shall determine in good faith such firm shall have a conflict of interest) or other counsel reasonably acceptable to such Stockholders; provided that such Stockholder may participate in such defense at its own expense, and provided further that the failure of any Stockholder to give notice as provided herein shall not relieve Parent of its obligations under this Section 1.6 except to the
                                                       -----------
extent Parent is materially prejudiced thereby. Parent shall not, in the defense of any such claim or litigation, except with the consent of the Stockholder being indemnified, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Stockholder of a release from all liability in respect of such claim or litigation. Each Stockholder shall promptly furnish such information regarding itself or the claim in question as Parent may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                                   ARTICLE 2

                                TENDER OF SHARES

     Section 2.1  Tender.  Each Stockholder shall validly tender (or cause the
                  ------
record owner of such shares to validly tender) such Stockholder's Shares pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer pursuant to Section 2.1 of
                                                               -----------
the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender. Each Stockholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for such Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all its Shares validly tendered in the Offer and not withdrawn, each Stockholder will be entitled to receive the highest price paid by Purchaser pursuant to the Offer.

     Section 2.2  Certain Warranties.  Without limiting the generality or effect
                  ------------------
of any other term or condition of the Offer, the transfer by Stockholder of the Shares to Purchaser in the Offer shall pass to and unconditionally vest in Purchaser good and valid title to the Shares, free and clear of all Encumbrances whatsoever.

     Section 2.3  Disclosure.  Each Stockholder hereby authorizes Parent and
                  ----------
Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Commission), its identity and ownership of shares of Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

     Section 3.1  Due Authorization, etc.  Such Stockholder has all requisite
                  ----------------------
power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Stockholder of the transactions contemplated hereby.

     Section 3.2  No Conflicts; Required Filings and Consents.
                  -------------------------------------------

          (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,
(i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

          (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     Section 3.3  Title to Shares.  Such Stockholder is the sole record and
                  ---------------
beneficial owner of its Shares, free and clear of any Encumbrances, other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

     Section 3.4  No Finder's Fees.  No broker, investment banker, financial
                  ----------------
advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Stockholders as follows:

     Section 4.1  Due Organization, Authorization, etc.  Purchaser and Parent
                  ------------------------------------
are duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and Parent each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of each of Purchaser and Parent. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE 5

                                 MISCELLANEOUS

     Section 5.1  Definitions.  Capitalized terms used but not otherwise defined
                  -----------
in this Agreement have the respective meanings ascribed to such terms in the Merger Agreement.

     Section 5.2  Termination.  This Agreement shall terminate and be of no
                  -----------
further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the Effective Time. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     Section 5.3  Further Assurance.  From time to time, at another party's
                  -----------------
request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

     Section 5.4  Certain Events.  Each Stockholder agrees that this Agreement
                  --------------
and such Stockholder's obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

     Section 5.5  No Waiver.  The failure of any party hereto to exercise any
                  ---------
right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     Section 5.6  Specific Performance.  Each Stockholder acknowledges that if
                  --------------------
such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     Section 5.7  Notice.  All notices and other communications given or made
                  ------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a)  If to Parent or Purchaser:

               Electronics For Imaging
               303 Velocity Way
               Foster City, California 94404
               Attention: General Counsel
               Facsimile:  (650) 357-3776

          With a copy (which shall not constitute notice) to:

               Brobeck, Phleger & Harrison LLP
               550 South Hope Street
               Los Angeles, California 90071
               Attention:  Richard S. Chernicoff
               Facsimile: (213) 745-3345; and

          (b) If to a Stockholder, at the address set forth below such Stockholder's name on Schedule I hereto.

     Section 5.8  Expenses.  Except as otherwise expressly set forth herein, all
                  --------
fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 5.9  Headings.  The headings contained in this Agreement are for
                  --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 5.10  Severability.  Any term or provision of this Agreement that
                   ------------
is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 5.11  Entire Agreement; No Third-Party Beneficiaries.  This
                   ----------------------------------------------
Agreement, including the documents and the instruments referred to herein and therein, constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any provision contained herein.

     Section 5.12  Assignment.  Neither this Agreement not any of the rights,
                   ----------
interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent and such assignment shall not relieve Purchaser of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 5.13  Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Northern District of California or in a California state court located in the County of Santa Clara, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court in the Northern District of California or any California state court in the County of Santa Clara in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court in the Northern District of California or a California state court in the County of Santa Clara.

     Section 5.14  Amendment.  Subject to applicable law, this Agreement may be
                   ---------
amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

     Section 5.15  Waiver.  Any party hereto may (a) extend the time for the
                   ------
performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 5.16  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be executed as of the date first written above.

                                                 ELECTRONICS FOR IMAGING, INC.


                                                 By /s/  Guy Gecht
                                                    ____________________________
                                                 Name:  Guy Gecht
                                                 Title:  Chief Executive Officer


                                                 VANCOUVER ACQUISITION CORP.


                                                 By: /s/ James Etheridge
                                                    ____________________________
                                                 Name:  James Etheridge
                                                 Title:  Vice President


                                                 STOCKHOLDERS


                                                 KEVIN K. MACGILLIVRAY

                                                 /s/  Kevin K. Macgillivray
                                                 _______________________________


                                                 JOHN RITCHIE

                                                 /s/ John Ritchie
                                                 _______________________________


                                                 SALLY CABBELL

                                                 /s/ Sally Cabbell
                                                 _______________________________


                                                 DAVID EMMETT

                                                 /s/ David Emmett
                                                 _______________________________

                                                 MARK HILL

                                                 /s/ Mark Hill
                                                 _______________________________


                                                 PETER Y. CHUNG

                                                 /s/ Peter Y. Chung
                                                 _______________________________


                                                 CHARLES W. BERGER

                                                 /s/ Charles W. Berger
                                                 _______________________________


                                                 JAN L. GULLET

                                                 /s/ Jan L. Gullet
                                                 _______________________________


                                                 HAROLD L. COVERT

                                                 /s/ Harold L. Covert
                                                 _______________________________

                                   Schedule I

Name                      Address                                                 Shares Held
----                      -------                                                 -----------
Kevin K. Macgillivray     c/o Splash Technology Holdings, Inc.,                       172,865
                          555 Del Rey Ave., Sunnyvale, California  94085

John Ritchie              c/o Splash Technology Holdings, Inc.,                        19,446
                          555 Del Rey Ave., Sunnyvale, California  94085

Sally Cabbell             c/o Splash Technology Holdings, Inc.,                         1,352
                          555 Del Rey Ave., Sunnyvale, California  94085

David Emmett              c/o Splash Technology Holdings, Inc.,                             0
                          555 Del Rey Ave., Sunnyvale, California 94085

Mark Hill                 c/o Done.com, 1301 Shoreway Rd., Belmont,                         0
                          California  94002

Peter Y. Chung            c/o Summit Partners, 499 Hamilton Avenue, Suite                   0
                          200, Palo Alto, California  94301

Charles W. Berger         c/o AdForce, 10590 North Tantau Ave., Cupertino,                  0
                          California  95014

Jan L. Gullet             c/o Webswap, 2585 East Bayshore Road, Palo Alto,                  0
                          California  94303

Harold L. Covert          c/o Silicon Graphics, Inc., 1600 Amphitheatre                     0
                          Parkway, MS 003, Mountain View, California  94043